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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12B-25
                                                Commission File Number 333-61286


                           NOTIFICATION OF LATE FILING

(CHECK ONE):     /X/ Form 10-K  / / Form 11-K  / / Form 20-F  / / Form 10-Q
                 / / Form N-SAR
                  For Period Ended: FEBRUARY 28, 2003

/ /    Transition Report on Form 10-K       / / Transition Report on Form 10-Q
/ /    Transition Report on Form 20-F       / / Transition Report on Form N-SAR
/ /    Transition Report on Form 11-K

           For the Transition Period Ended:_____________________

  READ ATTACHED INSTRUCTION SHEET BEFORE PREPARING FORM. PLEASE PRINT OR TYPE.

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
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                                     PART I
                             REGISTRANT INFORMATION

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Full Name of Registrant: CITY NETWORK, INC.

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Former Name if Applicable:  INVESTMENT AGENTS, INC.

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Address of Principal Executive Office (Street and Number)
#13F., No. 77, Hsin Tai Wu Road, Sec. 1
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City, State and Zip Code
His-Chih, Taipei County, Taiwan, ROC  89103-4754
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                                     PART II
                             RULES 12B-25(B) AND (C)


If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

 /x/        (a)     The reasons described in reasonable detail in Part III of
                    this form could not be eliminated without unreasonable effort or expense;
            (b)     The subject annual report, semi-annual report, transition
                    report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day
/x/                 following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
           (c)      The accountant's statement or other exhibit required by
                    Rule 12b-25(c) has been attached if applicable.

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                                    PART III
                                    NARRATIVE

State below in reasonable detail the reasons why Form 10-K, 11-K, 20-F, 10-Q, N-SAR, or the transition report portion thereof could not be filed within the prescribed period. (Attach extra sheets if needed.)

         Due to unanticipated delays in the collection and compilation of the information required for the preparation of the Registrant's financial statements for the year ended February 28, 2003, the Registrant is unable to file its Form 10-KSB for the period ended February 28, 2003 within the prescribed time period without unreasonable effort and expense.



                                     PART IV
                                OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

PAUL POLLOCK, ESQ.                     (212)                   940-8555
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         (Name)                    (Area Code)            (Telephone Number)


(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities and Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s). /X/ Yes / / No

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(3)     Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? / / Yes /X/ No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                              CITY NETWORK, INC.
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                  (Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.



Date:    May 30, 2003                  By:  /s/ Tiao Tsan Lai
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                                            Tiao Tsan Lai, President and Chief
                                            Executive Officer